Exhibit (a)(5)
For Immediate Release
Terremark Worldwide, Inc. Announces Completion of a Private Exchange Offer
for a Majority of its Outstanding 9% Senior Convertible Notes
•	The Company Will Launch a Public Exchange Offer for remaining 9% Senior Convertible Notes
MIAMI, FL, May 2, 2007. Terremark Worldwide, Inc. (the “Company”)(AMEX: TWW) announced that it has completed a private exchange offer with a limited number of holders for $57.2 million aggregate principal amount of its outstanding 9% Senior Convertible Notes due 2009 (the “Outstanding Notes”) in exchange for an equal aggregate principal amount of the Company’s newly issued 6.625% Senior Convertible Notes due 2013 (the “New Notes”). After completion of the private exchange offer, $29.1 million aggregate principal amount of the Outstanding Notes remain outstanding. The private exchange offer was made pursuant to Section 3(a)(9) of the Securities Act of 1933, as amended.
Today the Company also announced that it will initiate a public exchange offer to the remaining holders of its Outstanding Notes to exchange any and all of their Outstanding Notes for an equal aggregate principal amount of New Notes. The public exchange offer will be made pursuant to Section 3(a)(9) of the Securities Act of 1933, as amended.
The terms of the New Notes are substantially similar to the terms of the Outstanding Notes except that the New Notes do not have a Company redemption option, the early conversion incentive payment that is applicable to the Outstanding Notes does not apply to the New Notes, and the New Notes provide for a make whole premium payable upon conversions occurring in connection with a change in control in which at least 10% of the consideration is cash, while the Outstanding Notes provide for certain cash make whole payments in connection with a change of control in which at least 50% of the consideration is cash.
THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO PURCHASE, A SOLICITATION OF AN OFFER TO PURCHASE, OR A SOLICITATION OF AN OFFER TO SELL SECURITIES. THE PUBLIC EXCHANGE OFFER MAY BE MADE ONLY PURSUANT TO THE TERMS OF AN OFFERING MEMORANDUM, LETTER OF TRANSMITTAL AND RELATED EXCHANGE OFFER MATERIALS. THE COMPANY INTENDS TO FILE A SCHEDULE TO, INCLUDING THE OFFERING MEMORANDUM AND LETTER OF TRANSMITTAL, DESCRIBING THE EXCHANGE OFFER WITH THE SECURITIES AND EXCHANGE COMMISSION. HOLDERS OF THE OUTSTANDING NOTES ARE ENCOURAGED TO READ THE SCHEDULE TO AND ITS EXHIBITS CAREFULLY WHEN THEY BECOME AVAILABLE BEFORE MAKING ANY DECISION WITH RESPECT TO THE EXCHANGE OFFER BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. WHEN FILED, THE SCHEDULE TO, OFFERING MEMORANDUM, LETTER OF TRANSMITTAL AND OTHER RELATED EXCHANGE OFFER DOCUMENTS WILL BE AVAILABLE FREE OF CHARGE AT THE WEBSITE OF THE SECURITIES AND EXCHANGE COMMISSION—WWW.SEC.GOV. IN ADDITION, WHEN FILED, THE COMPANY WILL PROVIDE COPIES OF THE SCHEDULE TO AND RELATED DOCUMENTS UPON REQUEST FREE OF CHARGE TO HOLDERS OF ITS OUTSTANDING NOTES.
About Terremark Worldwide, Inc.
Terremark Worldwide, Inc. is a leading operator of integrated Internet exchanges and a global provider of managed IT infrastructure solutions for government and private sectors. Terremark delivers its portfolio of services from seven locations in the U.S., Europe and Latin America and from four service aggregation and distribution locations, which aggregate network traffic and distribute network-based services in Europe and Asia to meet specific customer needs. Terremark’s flagship facility, the NAP of the Americas®, is the model for the carrier-neutral Internet exchanges the company has in Santa Clara, California (NAP of the Americas/West), in Sao Paulo, Brazil (NAP do Brasil) and in Madrid, Spain (NAP de las Americas — Madrid). The carrier-neutral NAP of the Americas is a state-of-the-art facility that provides exchange point, colocation and managed services. Terremark is headquartered at 2601 S. Bayshore Drive, 9th Floor, Miami, Florida USA, 305-856-3200. More information about Terremark Worldwide can be found at http://www.terremark.com.

Statements contained in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Terremark’s actual results may differ materially from those set forth in the forward-looking statements due to a number of risks, uncertainties and other factors, as discussed in Terremark’s filings with the SEC. These factors include, without limitation, Terremark’s ability to obtain funding for its business plans, uncertainty in the demand for Terremark’s services or products and Terremark’s ability to manage its growth. Terremark does not assume any obligation to update these forward-looking statements.
CONTACT:
Terremark Worldwide, Inc., Miami
Sandra Gonzalez-Levy
305-860-7829
sgonzalez-levy@terremark.com
Edelman
Brad Pick
305-358-3767
brad.pick@edelman.com
Investor Relations
Joann Horne, 415-445-3233
joann@marketstreetpartners.com